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                                                                    EXHIBIT 10.9

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                               ASSET PURCHASE AGREEMENT



                                     BY AND AMONG





                                  LOGIC WORKS, INC.,


                                INFOSTRUCTURES, INC.,


                                    DANA SCHWARTZ

                                         AND

                                   JENNIFER CHISIK


                               DATED SEPTEMBER 30, 1996

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                                 TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I  PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . .  1
    Section 1.1  Assets to be Acquired . . . . . . . . . . . . . . . . . .  1
    Section 1.2  Liabilities Assumed . . . . . . . . . . . . . . . . . . .  2
    Section 1.3  Liabilities Not Assumed . . . . . . . . . . . . . . . . .  2

ARTICLE II  PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . .  2
    Section 2.1  Consideration . . . . . . . . . . . . . . . . . . . . . .  2
    Section 2.2  Payment of Purchase Price . . . . . . . . . . . . . . . .  2

ARTICLE III  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . .  3
    Section 3.1  Representations of Seller and the Stockholders. . . . . .  3
    Section 3.2  Representations of Buyer. . . . . . . . . . . . . . . . .  6

ARTICLE IV  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    Section 4.1  Confidentiality Disclosure. . . . . . . . . . . . . . . .  7
    Section 4.2  Non-Competition . . . . . . . . . . . . . . . . . . . . .  8
    Section 4.3  Technology Transfer . . . . . . . . . . . . . . . . . . .  8
    Section 4.4  Publicity . . . . . . . . . . . . . . . . . . . . . . . .  8
    Section 4.5  Closing Conditions. . . . . . . . . . . . . . . . . . . .  9
    Section 4.6  Waiver of Compliance with Bulk Transfer Requirements. . .  9

ARTICLE V  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    Section 5.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . .  9
    Section 5.2  Deliveries by Seller and the Stockholders . . . . . . . .  9
    Section 5.3  Deliveries by Buyer . . . . . . . . . . . . . . . . . . . 10
    Section 5.4  Further Assurances. . . . . . . . . . . . . . . . . . . . 10

ARTICLE VI  CONDITIONS PRECEDENT TO OBLIGATIONS. . . . . . . . . . . . . . 10
    Section 6.1  Conditions to Obligations of Buyer. . . . . . . . . . . . 10
    Section 6.2  Conditions to Obligations of Seller and the
                 Stockholders. . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE VII  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . 12
    Section 7.1  Survival of Representations, Warranties and
                 Agreements. . . . . . . . . . . . . . . . . . . . . . . . 12
    Section 7.2  Indemnification . . . . . . . . . . . . . . . . . . . . . 12
    Section 7.3  Procedure for Indemnification with Respect to
                 Third-Party Claims. . . . . . . . . . . . . . . . . . . . 13
    Section 7.4  Procedure For Indemnification with Respect to
                 Non-Third Party Claims. . . . . . . . . . . . . . . . . . 14

ARTICLE VIII  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . 14
    Section 8.1  Termination by any Party. . . . . . . . . . . . . . . . . 14

ARTICLE IX  MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . 15
    Section 9.1  Notice. . . . . . . . . . . . . . . . . . . . . . . . . . 15
    Section 9.2  Binding Effect; Assignment. . . . . . . . . . . . . . . . 15
    Section 9.3  Captions. . . . . . . . . . . . . . . . . . . . . . . . . 16


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    Section 9.4  Expenses of Transaction; Taxes. . . . . . . . . . . . . . 16
    Section 9.5  Waiver; Consent . . . . . . . . . . . . . . . . . . . . . 16
    Section 9.6  No Third-Party Beneficiaries. . . . . . . . . . . . . . . 16
    Section 9.7  Counterparts. . . . . . . . . . . . . . . . . . . . . . . 16
    Section 9.8  Gender. . . . . . . . . . . . . . . . . . . . . . . . . . 16
    Section 9.9  Severability. . . . . . . . . . . . . . . . . . . . . . . 16
    Section 9.10  Remedies of Buyer. . . . . . . . . . . . . . . . . . . . 16
    Section 9.11  Governing Law. . . . . . . . . . . . . . . . . . . . . . 17


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EXHIBITS

    Exhibit A           Form of Promissory Note
    Exhibit B           Form of Employment Agreement


SCHEDULES

    Schedule 1.1(b)     Assigned Contracts
    Schedule 1.1(c)     Trademarks, Copyrights, Etc.
    Schedule 3.1(c)     Third Party Proprietary Rights
    Schedule 5.2(e)     Opinion of Sonnenschein Nath & Rosenthal -- Subject
                        Matter
    Schedule 5.3(e)     Opinion of Brobeck, Phleger & Harrison LLP - Subject
                        Matter


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
                               ASSET PURCHASE AGREEMENT



         THIS AGREEMENT, dated as of September 30, 1996, by and among Logic Works, Inc., a Delaware corporation ("Buyer"), InfoStructures, Inc., a Delaware corporation ("Seller") and Dana Schwartz and Jennifer Chisik, the sole stockholders of Seller (collectively, the "Stockholders").

                                      BACKGROUND

         A. The Seller is engaged in the business of providing software consulting services to third parties. The Stockholders are the officers, directors and sole stockholders of the Seller. In the course of their activities for the Seller, the Stockholders have developed a test data generation tool software program known as "TESTBYTES."

         B. The Buyer is engaged in the business of providing client/server database design and business process modeling software.

         C. The Buyer wishes to acquire all right, title and interest in and to the TESTBYTES Software (as defined below) as more fully described below and to further develop and market such software either on a stand-alone basis or incorporated into one or more of the Buyer's software products.

         D. The Buyer wishes to engage each of the Stockholders as an employee of the Buyer and each of the Stockholders desires to be so employed following the Closing (as defined below) under this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:


                        ARTICLE I  PURCHASE AND SALE OF ASSETS

         SECTION I.1 ASSETS TO BE ACQUIRED. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 5.1), Seller agrees to convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest, either owned or transferable by Seller, existing now or at any time hereafter through the Closing in and to the following assets (collectively, the "Assets"):

         a. All right, title and interest in and to the following (collectively referred to as the "TESTBYTES Software"): (i) all of the computer programs constituting Version 2.0 of the test data generation tool software known as "TESTBYTES" and any computer programs constituting versions of such software that predate TESTBYTES 2.0; (ii) all forms of expression of the foregoing including but not limited to object code versions, source code versions, master tapes, development documentation and technical specifications relating thereto; (iii) any user manuals or drafts thereof relating to such software; and (iv) all computer programs, software, source code, documentation and similar and related items of any nature under development by the Seller or the Stockholders as currently exists on the date of execution of this Agreement and at the Closing relating to such software, including but not limited to development work in connection with Version 3.0 of TESTBYTES;

         b. The rights, benefits and obligations under the contracts listed on Schedule 1.1(b) hereto (the "Assigned Contracts"); and

         c. All U.S. and foreign patents, U.S. trademarks, copyrights, including applications therefor and any rights thereto, and all trade secrets and goodwill related to the TESTBYTES Software, including without limitation any patents, trademarks and copyrights and applications therefor listed on SCHEDULE 1.1(c) hereto.

         No assets of the Seller or the Stockholders other than the Assets described in this Section 1.1 will be transferred to Buyer pursuant to this Agreement.

         SECTION I.2 LIABILITIES ASSUMED. Buyer agrees to assume at Closing and be responsible only for the liabilities of the Company arising after Closing under the Assigned Contracts (the "Assumed Liabilities").

         SECTION I.3 LIABILITIES NOT ASSUMED. Except for the Assumed Liabilities, Buyer shall not, by the execution, delivery and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature, or claims of such liability or obligation of Seller, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of acts or occurrences prior to, at or after the date hereof.


                             ARTICLE II  PURCHASE PRICE

         SECTION II.1 CONSIDERATION. Upon the terms and subject to the conditions contained in this Agreement and in consideration for the Assets, Buyer will assume the Assumed Liabilities at the Closing (as defined in Section 5.1) and will pay the purchase price (the "Purchase Price") set forth in Section
2.2 as provided in Section 2.2.

         SECTION II.2 PAYMENT OF PURCHASE PRICE. The Purchase Price for the Assets shall be One Million Five Hundred Thousand Dollars ($1,500,000), consisting of:

              a. One Million Dollars ($1,000,000) (the "Cash Payment") payable one day following the Closing by wire transfer of immediately available funds to the Seller's account as provided in written instructions from the Seller; and

              b. A one-year promissory note delivered at the Closing in favor of the Seller or order in the principal amount of Five Hundred Thousand Dollars ($500,000), bearing interest at a rate of 6.02% per annum, in the form of EXHIBIT A to this Agreement (the "Note").


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

                     ARTICLE III  REPRESENTATIONS AND WARRANTIES

         SECTION III.1 REPRESENTATIONS OF SELLER AND THE STOCKHOLDERS. Seller and each of the Stockholders hereby represents and warrants to Buyer, jointly and severally, that:

              a. ORGANIZATION. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct its business in the places where such business is now conducted. The Stockholders collectively own all of the authorized and issued capital stock of Seller.

              b. AUTHORIZATION. Seller has full corporate power and authority to enter into this Agreement, the other Seller Closing Documents (as defined below), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement, the Note, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the Assets or executed and delivered in accordance with Section 5.2 hereunder or otherwise in connection with the transactions contemplated hereby (collectively, the "Seller Closing Documents"). This Agreement and each of the other Seller Closing Documents have been duly authorized, executed and delivered by, and constitute valid and binding obligations of Seller and the Stockholders, as applicable, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditors' rights generally and by general principles of equity.

              c. OTHER LIABILITIES. Except for the Assigned Contracts and the software, contracts and objection set forth on Schedule 3.1(c) (the "Third Party Proprietary Rights"), there are no debts, liabilities or obligations with respect to Seller or the Stockholders to which the Assets are subject, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise.

              d. TAXES. Seller and the Stockholders hereby affirm to Buyer that all taxes, including without limitation, income, property, sales, use, franchise, added value, withholding, and social security taxes, imposed by the United States, any state, municipality, other local government or other subdivision or instrumentality of the United States, or any foreign country or any state or other government thereof, or any other taxing authority, that are due or payable by Seller or the Stockholders with respect to the Assets, and all interest and penalties thereon, whether disputed or not, and which would result in the imposition of a lien, claim or encumbrance on the Assets or against Buyer, other than taxes which are not yet due and payable, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by Seller with respect to employees' withholding taxes have been duly made.

              e. COMPLIANCE WITH LAW. Seller has complied and is in compliance with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to the Assets. There is no order issued, investigation or proceeding pending or threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state, local or foreign court or governmental agency or instrumentality applicable to the Assets.


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              f.   GOVERNMENTAL CONSENTS.  No consent, approval, order or
authorization of, or registration, qualification, designation, declaration or filing with any federal, state or local governmental authority on the part of Seller or the Stockholders is required in connection with the consummation of the transactions contemplated hereunder or under any of the other Seller Closing Documents.

              g. PROPRIETARY RIGHTS. Except for the Third Party Proprietary Rights, Seller is the sole owner of all right, title and interest in and to the TESTBYTES Software and the rights described in Section 1.1(c) (collectively, the "Technology"), free and clear of all liens, encumbrances, licenses, claims, rights of use and restrictions whatsoever. Except for the Assigned Contracts and the Third Party Proprietary Rights, (i) there are no outstanding options, licenses, sublicenses or agreements of any kind relating to the Technology nor are there any options, licenses, sublicenses or agreements of any kind with respect to the patents, trademarks, trade names, copyrights, trade secrets, rights, or other intellectual property or other proprietary rights of any other person or entity which relate to the Assets and (ii) there has been no disposition, license, sublicense or disclosure of the Technology or any portion thereof.

         To the best knowledge of Seller and each of the Stockholders, neither the Technology nor anything used in connection with the Assets (other than the Third Party Proprietary Rights), now or in the past, infringes or infringed or will infringe upon any rights or intellectual property of any other person, firm, corporation or other entity and no one has disputed (or has a basis to dispute) the right, title or interest of the Seller in and to the Technology. There is not pending or threatened any claim or litigation against Seller or either of the Stockholders contesting the right of Seller or the Stockholders to use the Technology or anything else used in connection with the Assets. Neither the Seller nor either of the Stockholders is aware of any facts which would invalidate or render unenforceable any of the patent rights, trademark rights or copyrights listed on SCHEDULE 1.1.(c).

         The documentation included in the Technology is current, accurate and sufficient in detail and content to identify it and permit its full and proper use by Buyer without reliance on the special knowledge of others. Except for the Third Party Proprietary Rights, no portion of the TESTBYTES Software is subject to any legal or contractual restriction that would prevent such software from being licensed, sublicensed, marketed, incorporated in other software, modified or otherwise transferred or sold by the Buyer after the Closing.

         Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of the Technology. Any employee or other person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any of the Technology or any part thereof, or who has knowledge of or access to information relating to it, has been put on notice that the Technology is proprietary to Seller and not to be divulged or misused, has assigned all of his or her rights relating to the Technology to Seller and has executed a proprietary information and assignment of inventions agreement to such effect (all of which such agreements have been delivered to Buyer). No claim of ownership or legal title or interest in or with respect to the Technology by or against any employee who had access to the Technology has been made or now exists and neither the Seller nor the Stockholders know of any basis for any such claims. No third party has access to the source code versions of the TESTBYTES Software (other than the Third Party Proprietary Rights) or is otherwise in a position to duplicate or make any unauthorized use of such source code versions.

              h. RESTRICTIVE DOCUMENTS OR ORDERS. Neither Seller nor either of the Stockholders is a party to or bound under any agreement, contract, order, judgment or decree, or any


                                        - 8 -


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similar restriction not of general application which materially adversely affects, or reasonably could be expected to materially adversely affect the consummation of the transactions contemplated by this Agreement or the Seller Closing Documents.

              i.   CONTRACTS AND COMMITMENTS.  Except for the Assigned
Contracts and the Third Party Proprietary Rights, there are no contracts, commitments, leases, permits, and other instruments (written or oral) binding upon Seller with respect to the Assets. Seller and the Stockholders have delivered to Buyer true and complete copies of the Assigned Contracts and the license agreements relating to the Third Party Proprietary Rights, which have not been modified, amended or rescinded in any respect. Seller is not in violation of its Certificate of Incorporation or By-laws or in default (nor has there occurred an event or condition which, with the passage of time or giving of notice or both, would constitute a default), with respect to the payment or performance of any obligation under the Assigned Contracts; and no claim of such a default has been asserted and there is no basis or alleged basis upon which such a claim could be made. Seller has not received any notice or notices claiming any such default or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

              j. TITLE TO THE ASSETS. Seller has good and marketable title to the Assets, free and clear of all easements, mortgages, pledges, liens, encumbrances, security interests, equities, charges, claims, clouds and restrictions of any nature whatsoever (collectively, "Liens"). By virtue of the deliveries made at the Closing, Buyer will obtain good and marketable title to the Assets, free and clear of all Liens.

              k. LITIGATION. There is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to the best of Seller's or either of the Stockholders' knowledge, threatened against Seller involving or affecting the Assets, at law or in equity, before any federal, state, local or foreign court or regulatory agency, or other governmental or arbitral authority which could have a material adverse effect on (i) the consummation of the transactions contemplated by this Agreement and the other Seller Closing Documents, or (ii) the Assets. To the best of Seller's or the Stockholders' knowledge, there is no basis or alleged basis upon which such claim, litigation, action, suit or proceeding could be brought or initiated.

              l. NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement or any of the other Seller Closing Documents, nor compliance with the terms and provisions hereof or thereof, including without limitation, the consummation of the transactions contemplated hereby or thereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition or provision of the Certificate of Incorporation or Bylaws of Seller or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Seller or either of the Stockholders is a party or by which any of them or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or result in the creation or imposition of any lien, charge, encumbrance or restriction of any nature whatsoever with respect to any of the Assets, or give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to the Assets.

              m. THIRD PARTY CONSENTS. No consent, approval, or authorization of any third party on the part of Seller or either of the Stockholders is required in connection with the consummation of the transactions contemplated hereunder or under any of the other Seller Closing Documents.


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              n.   BROKERS' AND FINDERS' FEES.  Neither Seller nor either of
the Stockholders is obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Seller Closing Documents or in connection with any transactions contemplated hereby or thereby.

              o. COMPLETE DISCLOSURE. No representation or warranty by Seller or either of the Stockholders in this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to Buyer pursuant to or in connection with this Agreement or the other Seller Closing Documents or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         SECTION III.2 REPRESENTATIONS OF BUYER. Buyer hereby represents to Seller and the Stockholders that:

              a. ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

              b. AUTHORIZATION. Buyer has full corporate power and authority to enter into this Agreement, the Employment Agreements (as defined in Section 5.2) and the other documents executed and delivered by Buyer in connection with the transactions contemplated hereby (collectively, the "Buyer Closing Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The Buyer Closing Documents have been duly authorized, executed and delivered by Buyer and constitute the valid and binding obligations of Buyer enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights and by general principles of equity.

              c. ANNUAL AND QUARTERLY REPORTS. Buyer has furnished to Seller true and complete copies of its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the fiscal year ended December 31, 1995 and of its Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 1996 and June 30, 1996 (the "Buyer Reports"). Each of the balance sheets included in the Buyer Reports (including any related notes and schedules) fairly presents the consolidated financial position of Buyer and its subsidiaries as of its date and the other financial statements included in the Buyer Reports (including any related notes and schedules) fairly present the consolidated results of operations or other information included therein of Buyer and its subsidiaries for the periods or as of the dates therein set forth, subject, where appropriate, to normal year-end adjustments, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise stated therein).

              d. COMPLIANCE WITH OTHER INSTRUMENTS. Buyer's execution and delivery of the Buyer Closing Documents, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof by it do not, or as of the Closing will not, violate any provisions of its Certificate of Incorporation or Bylaws, or conflict with or result in a breach of any terms of, or constitute a default under any material agreement, obligation or instrument to which it is a party or by which it is bound.

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              e.   CONSENTS.  To Buyer's knowledge, no consent, approval, order or authorization of registration, qualification, designation, declaration or filing with any federal, state or local governmental authority or any third party is required by Buyer in connection with the consummation of the transactions contemplated hereunder or under the Buyer Closing Documents.

              f. BROKER FEES. Buyer is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any of the transactions contemplated hereby.

              g. COMPLETE DISCLOSURE. No representation or warranty by Buyer in this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to Seller or the Stockholders pursuant to or in connection with this Agreement or the other Buyer Closing Documents or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.


                                ARTICLE IV  COVENANTS

         SECTION IV.1  CONFIDENTIALITY DISCLOSURE.

              a. Seller and the Stockholders shall keep confidential and will not, without the prior written consent of Buyer, disclose to any party other than to the officers, directors, employees, shareholders and counsel of Seller or either of the Stockholders (collectively, the "Seller Representatives") who have a reason to review such information in connection with the transactions contemplated hereby: (i) any information regarding the terms of this Agreement and the other Seller Closing Documents and the transactions contemplated hereby and thereby; or (ii) any information regarding Buyer which they receive pursuant to the terms of this Agreement and the other Buyer Closing Documents; PROVIDED, HOWEVER, that the obligation hereunder to maintain confidentiality does not apply to information which (1) is or becomes generally available to the public other than as a result of a disclosure by Seller, either of the Stockholders or the Seller Representatives, (2) was available to Seller, either of the Stockholders or the Seller Representatives on a non-confidential basis prior to its disclosure by Buyer, (3) becomes available to Seller, either of the Stockholders or the Seller Representatives from a person other than Buyer who is not otherwise known by Seller, either of the Stockholders or any of the Seller Representatives to be bound by a confidentiality agreement, or (4) is required to be disclosed to lenders or pursuant to any law, rule or regulation or pursuant to any order or decree of any appropriate court or governmental agency.

              b. Buyer shall keep confidential and will not, without the prior written consent of Seller, disclose to any party other than to the officers, directors, employees, shareholders and counsel of Buyer (collectively, the "Buyer Representatives") who have a reason to review such information in connection with the transactions contemplated hereby; (i) any information regarding the terms of this Agreement and the Buyer Closing Documents and the transactions contemplated hereby and thereby, or (ii) any information regarding Seller's business, which it receives pursuant to the terms of this Agreement and the other Seller Closing Documents; PROVIDED, HOWEVER, that the obligation hereunder to maintain confidentiality does not apply to information which (1) is or becomes generally available to the public other than as a result of a disclosure by Buyer or the Buyer Representatives, (2) was available to Buyer or the Buyer Representatives on a non-confidential basis prior to its disclosure by Seller and the Stockholders, (3) becomes available to Buyer or the Buyer Representatives from a

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person other than Seller or either of the Stockholders who is not otherwise known by Buyer or any of the Buyer Representatives to be bound by a confidentiality agreement, or (4) is required to be disclosed to lenders or pursuant to any law, rule or regulation or pursuant to any order or decree of any appropriate court or governmental agency.

              c. In the event that the transactions contemplated by this Agreement are not consummated, Seller and the Seller's Representatives and Buyer and the Buyer's Representatives will each return to the other all documents, work papers and other material (including all copies made thereof) obtained from the other at any time in connection with the transactions contemplated hereby and will keep confidential any such information so obtained unless such information is ascertainable from published information or available from another source.

         SECTION IV.2  NON-COMPETITION.

         IV.2.1. The following is deemed critical to Buyer's decision to acquire the Assets and to consummate the other transactions contemplated by this Agreement. Commencing on the date of Closing and continuing for a period of four (4) years thereafter (the "Effective Period"), neither of the Stockholders shall engage, directly or indirectly, whether on his own account or as a stockholder, partner, joint venture, and/or agent, of any person, firm, corporation or other entity, in any or all of the following activities in the State in which Seller has been doing business prior to the date of this Agreement and throughout the remainder of the United States and the world:

              a. Enter into or engage in any activity in or in support of the development and marketing of test data generation tools;

              b. Solicit customers or business patronage which results in competition with Buyer or any of its affiliates in or in support of the development and marketing of test data generation tools; or

              c. Promote or assist, financially or otherwise, any person, firm, association, corporation or other entity to engage in any activity in or in support of the development and marketing of test data generation tools.

         IV.2.2. Without limitation, the parties agree and intend that the covenants contained in this Section 4.2 shall be deemed to be a series of separate covenants and agreements, one for each and every county of each state and each political subdivision of the United States and each other nation to which this Agreement is applicable. If, in any judicial proceeding, a court shall refuse to enforce in such action any or all of the separate covenants deemed included herein, then at the option of the Buyer, unenforceable covenants shall be deemed modified or eliminated from the provisions hereof for the purpose of such proceeding to the minimum extent necessary to permit the remaining separate covenants to be enforced in such a proceeding to the maximum possible extent.

         IV.2.3. The parties further agree that damages at law for violation of this Section 4.2. would not be an adequate remedy and that if the Seller or either of the Stockholders violates any of the provisions of this Section 4.2., the Buyer and its successors and assigns shall be entitled to obtain a temporary or permanent injunction against such entity or person in any court having jurisdiction, prohibiting any further violation of any of the covenants contained in this Section 4.2. Such right shall be in addition to any right to seek damages for such violation.

         SECTION IV.3 TECHNOLOGY TRANSFER. In addition to delivering all tangible manifestations of the Assets at the Closing, each of the Stockholders agree to fully cooperate with Buyer following the Closing to fully understand and maximize Buyer's understanding of and facility with the Assets.

         SECTION IV.4 PUBLICITY. The parties agree that any press release or other public documents concerning the transactions contemplated by this Agreement shall be subject to the review and approval of the Seller and the Stockholders (except for any disclosures which counsel for Seller advises Seller are required by law to be disclosed).

         SECTION IV.5 CLOSING CONDITIONS. Each party agrees to use best efforts to satisfy the conditions to the other parties' obligations at Closing. In this regard, but without limiting the foregoing, Seller and the Stockholders each agree to fully cooperate with Buyer and its advisors in their due diligence efforts.

         SECTION IV.6 WAIVER OF COMPLIANCE WITH BULK TRANSFER REQUIREMENTS. Seller and the Stockholders jointly and severally agree: (a) to pay and discharge as they become due all liabilities and obligations to creditors of Seller, including, without limitation, accounts payable relating to Seller's business, under or pursuant to any Bulk Transfer Act or Acts or similar laws or otherwise against Buyer as the transferee of the Assets; and (b) to indemnify and hold Buyer harmless from and against any failure by the Seller to obtain the protections afforded by compliance with the notification and other requirements of Article 6 of the Uniform Commercial Code of the State of Illinois as and to the extent applicable to Buyer or the transactions contemplated by this Agreement.


                                 ARTICLE V  CLOSING

         SECTION V.1 CLOSING. The transactions contemplated by this Agreement shall be completed at 2:00 p.m., New York City time, on September 30, 1996 (the "Closing"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, New York, New York or at such other place or date as may be agreed upon from time to time in writing by Buyer and Seller. The "Closing" shall mean the deliveries to be made by Buyer and Seller at the Closing in accordance with this Agreement.

         SECTION V.2 DELIVERIES BY SELLER AND THE STOCKHOLDERS. At the Closing, Seller and/or either of the Stockholders shall deliver to Buyer, all duly and properly executed, the following:

              a. A good and sufficient bill of sale, in form and substance reasonably satisfactory to Buyer, selling, delivering, transferring and assigning to Buyer all right, title and interest to the Assets, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, clouds and restrictions of any nature whatsoever, except as otherwise provided herein (the "Bill of Sale").

              b. An assignment of the trademark "TESTBYTES" and an assignment of the copyright to the TESTBYTES Software, in form and substance reasonably satisfactory to Buyer.

              c. All physical manifestations of the TESTBYTES Software, including without limitation any master discs, object code versions and source code versions.

              d. Employment Agreements, substantially in the form of EXHIBIT B to this Agreement, between the Buyer and each of the Stockholders (the "Employment Agreements").

              e. An opinion of Sonnenschein Nath & Rosenthal, counsel to Seller and the Stockholders, dated the date of the Closing, covering the subject matter set forth in Schedule 5.2(e).

              f.   The certificate described in Section 6.1(h).

              g. A good and sufficient assignment, in form and substance reasonably satisfactory to Buyer, assigning all of Seller's rights, benefits and obligations under the Assigned Contracts to Buyer (the "Assignment").

              h. Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence in Buyer title to all or any part of the Assets.

         SECTION V.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller the following:

              a.   The Cash Payment in accordance with Section 2.2(a).

              b.   The Note in accordance with Section 2.2(b).

              c.   The certificate described in Section 6.2(c).

              d. The Employment Agreements between the Buyer and each of the Stockholders.
              e. An opinion of Brobeck, Phleger & Harrison LLP, counsel to Buyer, dated the date of the Closing, covering the subject matter set forth in
Schedule 5.3(e).

              f.   The Bill of Sale.

              g.   The Assignment.

              h.   Each other Buyer Closing Document.


                   ARTICLE VI  CONDITIONS PRECEDENT TO OBLIGATIONS

         SECTION VI.1 CONDITIONS TO OBLIGATIONS OF BUYER. Each and every obligation of Buyer to be performed at or after the Closing shall be subject to the satisfaction as of or before the Closing of the following conditions (unless waived in writing by Buyer):

              a. REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 3.1 of this Agreement shall have been true and correct at and as of the Closing.

              b. SCHEDULES. The Schedules referred to in this Agreement shall have been completed and provided to Buyer and shall be in form and substance satisfactory to Buyer.

              c. PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller and the Stockholders shall have been fully performed and complied with at or prior to the Closing, including the delivery of the instruments and documents in accordance with Section 5.2.

              d. ABSENCE OF GOVERNMENTAL OR OTHER OBJECTION. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Closing.

              e. OPINION OF COUNSEL. Seller and the Stockholders shall have delivered to Buyer an opinion of counsel for Seller as to the matters set forth on Schedule 5.2(e).

              f. EMPLOYMENT AGREEMENTS AND OTHER DOCUMENTS. Each of the Stockholders shall have executed and delivered an Employment Agreement with the Buyer. The parties thereto (other than Buyer) shall have executed and delivered the other Seller Closing Documents.

              g. EVIDENCE OF TITLE. Buyer shall have received evidence, at or prior to the Closing, satisfactory to it of Seller's title to all of the Assets and right to fully convey all Assets free and clear of any lien, encumbrances, restrictions on transfer or the like.

              h. CERTIFICATE. Seller shall have delivered to Buyer a certificate executed by its President, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) and (c) of this Section 6.1, have been satisfied.

              i. APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Buyer under this Agreement shall be satisfactory to Buyer and its counsel in all respects.

         SECTION VI.2 CONDITIONS TO OBLIGATIONS OF SELLER AND THE STOCKHOLDERS. Each and every obligation of Seller and the Stockholders to be performed at the Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

              a. REPRESENTATIONS AND WARRANTIES. Buyer's representations and warranties set forth in Section 3.2 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made as of such time and date.

              b. PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer shall have been fully performed and complied with at or prior to the Closing.

              c. CERTIFICATE. Buyer shall each have delivered to Seller and the Stockholders at the Closing a certificate, dated the date of the Closing, executed by its President, to the effect that the conditions set forth in subsections (a) and (b) of this Section 6.2 have been satisfied.

              d. APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Seller and the

Stockholders under this Agreement shall be satisfactory to Seller and the Stockholders and their counsel in all respects.

              e. ABSENCE OF GOVERNMENTAL OR OTHER OBJECTION. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Closing.

              f. OPINION OF COUNSEL. Buyer shall have delivered to Seller an opinion of counsel for Buyer as to the matters set forth on Schedule 5.3(e).

              g. EMPLOYMENT AGREEMENT AND OTHER DOCUMENTS. Buyer shall have executed and delivered an Employment Agreement with each of the Stockholders and shall have executed and delivered the Note and the other Buyer Closing Documents.


                            ARTICLE VII  INDEMNIFICATION

         SECTION VII.1  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS.

              a. Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of either party, all representations, warranties, covenants and agreements of each party in this Agreement shall survive the execution, delivery and performance of this Agreement for a period of three years following the Closing. Any claim for breach of any representation, warranty, covenant or agreement under this Agreement must be asserted by notice from the party or parties seeking indemnification under this Article VII to the other party or parties on or prior to the end of such three-year period. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing.

              b. As used in this Article, any reference to a representation, warranty or covenant contained in any Section of this Agreement shall include the Schedule or Exhibit relating to such Section.

         SECTION VII.2  INDEMNIFICATION.

              a. Buyer hereby agrees to indemnify and hold harmless Seller and the Stockholders from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Seller or either of the Stockholders, directly or indirectly, as a result of or arising from: (i) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement, the other Buyer Closing Documents, or any of the other agreements, instruments or documents executed and delivered by Buyer in connection with the transactions contemplated hereby or thereby or
(ii) the operations of the business of Buyer related to the Assets after the Closing (the "Buyer Indemnifiable Claims").

              b. Seller and the Stockholders, jointly and severally, agree to indemnify and hold harmless Buyer against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from, any of the following (the "Seller Indemnifiable Claims"):

                     (i) Any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Seller and/or either of the Stockholders in this Agreement, the other Seller Closing Documents or any of the other agreements, instruments or documents executed and delivered by Seller and/or either of the Stockholders in connection with the transactions contemplated hereby or thereby;

                    (ii) Any liability or obligation of Seller or either of the Stockholders other than the Assumed Liabilities;

                   (iii) The operations of the business of Seller (other than with respect to the Assumed Liabilities after the Closing and the operations of the business of Buyer); and

                    (iv) Any failure by Seller or the Stockholders to comply with Section 4.5 hereof.

         Notwithstanding the foregoing, the indemnification obligations of Seller and the Stockholders pursuant to this Section 7.2 shall be limited, in the aggregate, to that portion of the Purchase Price received from time to time by Seller. Buyer shall have a right of set-off against any portion of the Purchase Price not yet paid to Seller.

         SECTION VII.3 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS.

              a.   If Buyer determines to seek indemnification under this
Article VII with respect to Seller Indemnifiable Claims or if Seller or either of the Stockholders determine to seek indemnification under this Article VII with respect to Buyer Indemnifiable Claims (the party seeking such indemnification hereinafter referred to as the "Indemnified Party" and the party against whom such indemnification is sought is hereinafter referred to as the "Indemnifying Party") resulting from the assertion of liability by third parties, the Indemnified Party shall give notice to the Indemnifying Party within sixty (60) days of the Indemnified Party becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to the Indemnified Party. In case any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within twenty (20) days after receiving the Indemnified Party's notice, to assume the defense thereof with counsel satisfactory to the Indemnified Party. Notwithstanding the foregoing, (i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless the Indemnifying Party does not assume the defense or the Indemnified Party shall reasonably determine that there is a conflict of interest between Buyer, on the one hand, and Seller or the Stockholders, on the other hand, with respect to such Indemnifiable Claim, in which case the fees and expenses of such counsel will be borne by the Indemnifying Party, (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (iii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that the Indemnifying Party is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

              b. In the event that the Indemnifying Party, within thirty (30) days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account and risk of the Indemnifying Party.

              c.   Notwithstanding anything in this Section to the contrary,
(i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, other than as a result of money damages or other money payments, the Indemnified Party shall have the right to participate in such defense, compromise or settlement and the Indemnifying Party shall not, without the Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Indemnifiable Claim.

         SECTION VII.4 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. In the event that the Indemnified Party asserts the existence of a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this Section

7.4, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If the Indemnifying Party, within thirty (30) days after the receipt of written notice by the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event that litigation shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation including attorney fees, if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten (10) days after such notice.


                              ARTICLE VIII  TERMINATION

         SECTION VIII.1 TERMINATION BY ANY PARTY. This Agreement may be terminated and canceled at any time prior to the Closing upon written notice from the terminating party to the other parties: (i) by Buyer, if any of the representations or warranties of Seller or the Stockholders contained herein or in any Schedule attached hereto shall prove to be inaccurate or untrue in any material respect; (ii) by Seller and the Stockholders, if any of the representations or warranties of Buyer contained herein or in any Schedule attached hereto shall prove to be inaccurate or untrue in any material respect;
(iii) by either party, if any obligation, term or condition to be performed, kept or observed by the other party or parties hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement, or (iv) by either party, if the Closing does not take place by October 20, 1996. Nothing contained herein shall be deemed to preclude any party from bringing an action for damages in the event of a termination by such party pursuant to clause (i), (ii) or (iii) of this Section 8.1.


                         ARTICLE IX  MISCELLANEOUS PROVISIONS

         SECTION IX.1 NOTICE. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended or by facsimile transmission together with a copy sent by certified or registered mail, postage prepaid to the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Seller
or to the Stockholders:

         InfoStructures, Inc.
         1954 First Street, #108
         Highland Park, Illinois 60035
         Attention:     Ms. Dana Schwartz
                        Ms. Jennifer Chisik
         Facsimile Number:  (847) 266-0145
    with a copy to:

         Sonnenschein Nath & Rosenthal
         8000 Sears Tower
         Chicago, Illinois 60606
         Attention:     Lisa M. Martens, Esq.
         Facsimile Number:  (312) 876-7934

If to Buyer:

         Logic Works, Inc.
         University Square at Princeton
         111 Campus Drive
         Princeton, New Jersey  08540
         Attention:     Mr. Gregory Peters
         Facsimile Number:  (609) 514-0323

    with a copy to:

         Brobeck, Phleger & Harrison LLP
         1301 Avenue of the Americas
         New York, New York 10019
         Attention:     Ellen B. Corenswet, Esq.
         Facsimile Number:  (212) 586-7878


         SECTION IX.2 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and the Stockholders, their successors and permitted assigns, and Buyer and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by either of the parties hereto without the prior written consent of the other party.

         SECTION IX.3 CAPTIONS. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

         SECTION IX.4 EXPENSES OF TRANSACTION; TAXES. Seller, the Stockholders and Buyer shall each pay their own respective costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby; PROVIDED, HOWEVER, that if this Agreement is terminated by Buyer other than in accordance with the provisions of Article VIII, Buyer shall reimburse Seller and the Stockholders for their legal and accounting fees incurred in connection with this transaction up to a maximum of $20,000. Seller shall pay all applicable sales, use, transfer and documentary taxes arising out of the sale of the Assets.

         SECTION IX.5 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

         SECTION IX.6 NO THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

         SECTION IX.7 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         SECTION IX.8 GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

         SECTION IX.9 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be modified or excluded from this Agreement to the minimum extent necessary so that the balance of the Agreement shall remain in full force and effect and enforceable. The parties also agree to use best efforts to amend the Agreement so that its effect remains as close as possible to the original intent of the parties.

         SECTION IX.10 REMEDIES OF BUYER. Seller and the Stockholders agree that the Assets are unique and not otherwise readily available to Buyer. Accordingly, Seller and the Stockholders each acknowledge that, in addition to all other remedies to which Buyer is entitled, Buyer shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Buyer is not in material default hereunder.

         SECTION IX.11 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New Jersey, without regard to principles of conflicts or choice of laws.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                  LOGIC WORKS, INC.


                                  By:
                                      -----------------------------------------
                                  Name:
                                  Title:


                                  INFOSTRUCTURES, INC.



                                  By:
                                      -----------------------------------------
                                  Name:
                                  Title:


                                  SELLING STOCKHOLDERS




                                  ---------------------------------------------
                                  Dana Schwartz





                                  ---------------------------------------------
                                  Jennifer Chisik